Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statements No. 333-126743 and No. 333-140066 on Form S-8 of our report dated September 25, 2008 relating to the consolidated financial statements and internal control over financial reporting of Diamond Foods, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to changes in accounting principles), appearing in the Annual Report on Form 10-K of Diamond Foods, Inc. for the year ended July 31, 2008.
/s/ Deloitte & Touche LLP
San Francisco, California
September 25, 2008